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                                                                    EXHIBIT 99.4

                                  [DTG Logo]
                              29705 453rd Avenue
                        Irene, South Dakota 57037-0066
                             _______________, 1998

                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

Dear fellow stockholder,

     On behalf of the Board of Directors and management of Dakota
Telecommunications Group, Inc. ("DTG"), I cordially invite you to attend a special meeting of stockholders of DTG to be held at 7:00 p.m., local time, on _________, 1999 at the Irene Public School, located at 130 E. State Street, Irene, South Dakota 57037.

     At this important special meeting, DTG stockholders will be asked to vote to adopt an Agreement and Plan of Merger pursuant to which DTG would become a wholly owned subsidiary of McLeodUSA Incorporated. In the merger, each share of DTG Common Stock would be converted into 0.4328 shares of McLeodUSA Class A Common Stock. There is presently no established public trading market for DTG Common Stock. McLeodUSA Class A Common Stock is listed on The Nasdaq Stock Market under the symbol "MCLD." The closing price of McLeodUSA Class A Common Stock on The Nasdaq Stock Market on _______________, 1999, was $____ per share, which is $____ per share of DTG Common Stock.

     The terms of the merger agreement and important information relating to McLeodUSA and DTG are described in the accompanying Prospectus and Proxy Statement. Please give this document your careful attention.

     The Board of Directors of DTG has carefully considered the terms and conditions of the merger agreement and has received the written opinion of Duff & Phelps, LLC, DTG's financial advisor, that the merger agreement is fair from a financial point of view to the stockholders of DTG. YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF DTG AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT DTG STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

     I encourage you to attend the special meeting in person. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, regardless of whether you intend to attend the meeting. This will ensure that your shares are represented.

                              Sincerely,

                              Thomas W. Hertz
                              Chairman of the Board and
                              Chief Executive Officer